As filed with the Securities and Exchange Commission on April 26, 1995

                                       Registration  No. 33-

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-8

                         REGISTRATION STATEMENT

                                  Under

                       THE SECURITIES ACT OF 1933

                         Sears, Roebuck and Co.
         (Exact name of registrant as specified in its charter)

             New York                     36-1750680
(State of incorporation)      (I.R.S. Employer Identification No.)

Sears Tower, Chicago, Illinois                  60684
(Address of principal executive offices)        (Zip Code)

                        1990 Employees Stock Plan
                        1994 Employees Stock Plan
                        (Full title of the plan)

                            David Shute, Esq.
                 Senior Vice President, General Counsel
                              and Secretary
                         Sears, Roebuck and Co.
                               Sears Tower
                         Chicago, Illinois 60684
                 (Name and address of agent for service)

Telephone number, including area code, of agent for service: 312/875-
2500

                          CALCULATION OF REGISTRATION FEE
                                          Proposed maximum        Proposed maximum        Amount of
Title of Securities     Amount to be      offering price          aggregate offering      registration
to be registered        registered        per share               price                   fee
______________________________________________________________________________________________________
_
Common Shares, par
 value $0.75 per share....13,233,127 shares     $_____*           $______________*        $230,388.35*

*     Pursuant to Rule 457(h), the proposed maximum offering price per share, proposed maximum aggregate offering price and registration fee have been calculated as follows: 8,493,371 shares at $51.75 per share, the average of the high and low reported sale prices on April 19, 1995, and 4,044,092 shares and 695,664 shares at $48.57 and $46.25, respectively, the prices at which options were granted.

           REGISTRATION STATEMENTS TO WHICH PROSPECTUS RELATES

      Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the prospectus for use in connection with the securities covered by this Registration Statement also relates to Registration Statement Nos. 2-64879 (filed June 28, 1979), 2-80037 (filed September 12, 1983), 33-18081 (filed October 23, 1987) and 33-
45479 (filed February 4, 1992).

                                 PART II

           Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

      The following documents filed by Sears, Roebuck and Co. ("Sears") with the Securities and Exchange Commission ("Commission") are incorporated in and made a part of this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference: (1) Sears Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (including the description of Sears common shares in Item 5 on pages 35 and 36 therein); (2) Sears Current Reports on Form 8-K for January 17, February 7 and April 20, 1995;
(3) the proxy statement dated February 21, 1995 relating to a Special Meeting of Shareholders on March 31, 1995 to consider and vote on a proposal that provides for the distribution to the holders of Sears common shares of all of the common stock of The Allstate Corporation that is owned by Sears, filed by Sears with the Commission pursuant Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (4) from the date of filing of such documents, all documents filed by Sears with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the ^Exchange Act ^subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission).

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

      The legality of the common shares is being passed upon for Sears by Robert J. Pence, Senior Counsel, Corporate Law Department, of Sears.

Item 6.  Indemnification of Directors and Officers

      Article V of the By-Laws of Sears, relating to indemnification of directors and officers, is incorporated herein by reference to Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994. Article 7 of the Restated Certificate of Incorporation of Sears, relating to limitation of personal liability of a director, is incorporated herein by reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

      Sections 721 to 724 of the New York Business Corporation Law authorize indemnification of directors and officers of Sears for certain liabilities and expenses. Section 726 of said Law authorizes the purchase of indemnification insurance. Section 402(b) of said Law authorizes the limitation, in certain circumstances, of personal liability of directors to the corporation or its shareholders for damages for breach of duty in such capacity.

      Sears has in effect insurance policies in the amount of $100 million covering all of its directors and officers in certain instances where by law they may not be indemnified by Sears.

Item 7.  Exemption from Registration Claimed.

      Not applicable.


Item 8.  Exhibits

  The Exhibits to this Registration Statement are listed in the Exhibit Index on page E-1 of this Registration Statement, which Index is incorporated herein by reference.

Item 9. Undertakings

  A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 26, 1995.

                                    SEARS, ROEBUCK AND CO.

                                    By: Alice M. Peterson*
                                        Alice M. Peterson
                                        Vice President and
                                        Treasurer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                           Title                      Date

EDWARD A. BRENNAN* ...........Director, Chairman of
                                    the Board of Directors and
                                    Chief Executive Officer
                                    (Principal Executive
                                     Officer)

JAMES M. DENNY................Vice Chairman and Acting   April 26, 1995
                              Chief Financial Officer
                              (Principal Financial Officer)

JAMES A. BLANDA............. Vice President and Controller
                              (Principal Accounting Officer)

HALL ADAMS, JR.* ........... Director
WARREN L. BATTS* ........... Director
JAMES A. COZAD* ............ Director
WILLIAM E. LAMOTHE* ........ Director
ARTHUR C. MARTINEZ* ........ Director
MICHAEL A. MILES* .......... Director
SYBIL C. MOBLEY* ........... Director
NANCY C. REYNOLDS* ......... Director
CLARENCE B. ROGERS, JR*..... Director
DONALD H. RUMSFELD* ........ Director


*By  /s/ ALICE M. PETERSON         Individually and as
         Alice M. Peterson          Attorney-in-fact

                              EXHIBIT INDEX

  Exhibit
  Number

3(i)        Restated Certificate of Incorporation of Sears, Roebuck and
Co. as amended to July 26, 1993 (Incorporated by reference to Exhibit 3(i) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 [SEC File No. 1-416]).

3(ii)       By-Laws of Sears, Roebuck and Co. as amended to February 7,
1995 (Incorporated by reference to Exhibit 3(ii) to the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended December 31, 1994 [SEC File No. 1-416]).

4(i)(a)     Text of the 1990 Employees Stock Plan (Incorporated by
reference to Appendix A to the Registrant's proxy statement dated March 22, 1990 [SEC File No. 1-416]).

4(i)(b)     Text of the 1994 Employees Stock Plan (Incorporated by
reference to Appendix A to the Registrant's proxy statement dated March 23, 1994 [SEC File No. 1-416]).

4(i)(c)     Form of restricted stock grants under Registrant's 1990
Employees Stock Plan. (Incorporated by reference to Exhibit 4(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 [SEC File No. 1-416]).

4(i)(d)     Form of restricted stock grants under Registrant's 1994
Employees Stock Plan. (Incorporated by reference to Exhibit 4(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 [SEC File No. 1-416]).

5           Opinion of Robert J. Pence.*

23(a)       Consent of Deloitte & Touche LLP.*

23(b)       Consent of Robert J. Pence (included in Exhibit 5).

24          Power of Attorney of certain officers and directors.*

28          Information from reports furnished to state insurance
regulatory authorities (Schedule P of the Annual Statements, including information formerly included in Schedule O) (Incorporated by reference to Exhibit 28 to The Allstate Corporation's Annual Report on Form 10-K for the year ended December 31, 1994 [SEC File No. 1-11840]).


* Filed herewith